CODE OF ETHICS

WILLIAM BLAIR FUNDS

WILLIAM BLAIR INVESTMENT MANAGEMENT, LLC

AND

WILLIAM BLAIR & COMPANY, L.L.C.

     The objective of William Blair Investment Management, LLC and William Blair & Company, L.L.C.’s Investment Management Department as the investment adviser to individual and institutional clients, including the William Blair Funds, and as a sub-adviser to other registered investment companies (together with the William Blair Funds, individually, a “Fund” and collectively, the “Funds”), and of William Blair & Company, L.L.C. as the principal underwriter and distributor of the Funds (collectively “William Blair”), is to provide the highest level of professional conduct and service to these clients and Funds. One of the most important requirements that William Blair’s goal of professional service imposes is that all transactions for the Funds and other clients of William Blair have priority over the personal transactions of those individuals involved with the Funds and their operations and other clients of William Blair.

     William Blair recognizes that, as a fiduciary to its clients, it owes a duty to all of its clients to avoid conflicts of interest and act solely in the best interests of its clients. Accordingly, each principal and officer (or other person occupying a similar status or performing similar functions), and employee of William Blair, and any other person who provides advice on behalf of William Blair and is subject to William Blair’s supervision and control (each, a “supervised person”), is required to comply will all applicable federal securities laws.

     Consequently, it is imperative that any information that any person obtains regarding the Funds’ and other clients’ investment plans be held in strictest confidence, and never be used to the advantage of anyone but the Funds and the other clients, respectively. This obligation to avoid personal advantage from such information extends to all of the Funds’ officers and trustees, as well as to all of William Blair’s principals and employees. In carrying out their obligation to monitor the Funds’ pursuit of their respective investment objectives, the Funds’ respective trustees may, on occasion, acquire “inside” information regarding the Funds’ portfolio transactions. Any such knowledge would impose upon the Funds’ trustees the obligation to avoid personal use of such information.

     This Code of Ethics is applicable to William Blair Funds and to William Blair with regard to its activities for all of its investment management clients, including the Funds and William Blair & Company, L.L.C. as the principal underwriter and distributor of the Funds. William Blair will provide each supervised person with a copy of this Code of Ethics and any amendments thereto. Each supervised person will provide a written acknowledgement of their receipt and review of the Code of Ethics and any amendments to William Blair’s Chief Compliance Officer (the “CCO”). Each supervised person will promptly report any known violations of the Code of Ethics to the CCO.

1. Definitions.

a. The “President” is the President of William Blair Funds. b. An “Access Person” means: i. Each principal and officer of William Blair(or other person occupying a similar status or performing similar functions); ii. Any supervised person of William Blair (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund, or (ii) is involved in securities recommendations to clients or who has access to nonpublic recommendations. iii. An officer or trustee of the William Blair Funds who is an “interested person” of the William Blair Funds as defined in Section 2(a)(19) of the Investment Company Act of 1940; iv. A principal, an officer (or other person occupying a similar status or performing similar functions), or employee of the William Blair Funds or William Blair (or of any company in a control relationship to the William Blair Funds or William Blair) (other than an Independent Trustee) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and v. A natural person in a control relationship to the William Blair Funds or William Blair (other than an Independent Trustee) who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by a Fund.

     For purposes of this Code, an account which is managed by William Blair or any of its affiliates, which is not a registered investment company and in which Access Persons or other principals of William Blair hold interests (“Private Fund Account”) will not be deemed an Access Person hereunder if the aggregate beneficial ownership of all Access Persons and principals of William Blair in such Private Fund Account represents less than 10% of the total interests in the Private Fund Account. c. An “Independent Trustee” is any trustee of William Blair Funds who is not an “interested person” of the Fund as defined in Section 2(a) (19) of the Investment Company Act of 1940.

d. A person does not become an Access Person simply by virtue of the following: i. normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about nonpublic recommendations or trading; or

ii. a single instance of obtaining knowledge of nonpublic recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.

     e. A Covered Security is “being purchased or sold” by a Fund from the time when the person or persons with the authority to make investment decisions for the Fund decides to purchase or sell a specified amount of the Covered Security within a specified price range until the earlier of the time when the sale or purchase has been completed or the time when the price range is first exceeded. f. A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. g. The “beneficial ownership” of a Covered Security shall be determined hereunder in the same manner as under Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which the person has or acquires. Specifically, a person will be regarded as having beneficial ownership of (i) any Covered Security, title to which can vest or revest in that person, (ii) any Covered Security held in another’s name, if, by reason of any contract, understanding, relationship, agreement or other arrangement, the person obtains therefrom benefits substantially equivalent to those of ownership, and (iii) any Covered Security owned by (A) the person’s spouse or minor children, (B) a trust of which the person, or the person’s spouse or minor children, is or are named (individually or by class) as beneficiaries and have a present beneficial interest, or (C) relatives of the person who share the person’s home. h. “Control” shall have the same meaning as that set forth in Section 2(a) (9) of the Investment Company Act of 1940. i. The term “purchase or sale of a Covered Security” includes, inter alia, the buying or writing of an option to purchase or sell a Covered Security and any security convertible into or exchangeable for such Covered Security. j. The term “Covered Security” shall mean a “security” as that term is defined in Section 2(a)(36) of the Investment Company Act of 1940, as well as futures and commodities, except that it does not include direct obligations of the Government of the United States, bankers’ acceptances, bank and savings and loan association accounts, high quality short-term debt instruments (including repurchase agreements), certificates of deposit, commercial paper, or shares of registered open-end investment companies. However, for Access Persons the term “Covered Security” shall also mean shares of a Fund.

     k. A “Securities Account” is any account that holds or can hold a Covered Security. l. A person will “indirectly” effect a transaction if, but only if the person knowingly causes or influences another person to effect the transaction.

     m. The “Supervisory Committee” shall consist of the President, the department manager of William Blair Investment Management, LLC and the CCO and such other persons as are designated by the President, the department manager of William Blair Investment Management, LLC and the CCO. n. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934. o. “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder. p. “Portfolio management team” includes the portfolio manager(s) with investment management responsibilities for specific clients, as well as any dedicated analyst(s) and portfolio assistant(s) who support such portfolio manager(s). q. “Compliance Department” means William Blair Investment Management, LLC’s Compliance Department.

2. Exempted Transactions.

     The prohibitions and reporting requirements of Sections 3, 4 and 5 of this Code do not apply to the following items: a. Transactions effected or securities held in any account over which a person has no direct or indirect influence or control. b. Transactions effected pursuant to an automatic investment plan.1

3.	Prohibitions. a. Except as provided in Section 2 of this Code, no Access Person may purchase or sell, directly or indirectly, a Covered Security in which such Person has, or by reason of such transaction acquires or sells, any beneficial ownership, if the Person knew or reasonably should have known at the time of such purchase or sale that the security was being purchased or sold by a Fund or other client2, or was being considered for such purchase or sale. b. No Access Person may disclose to any person any non-public information regarding transactions in any Covered Security being purchased or sold by a Fund or other client, or being considered for such purchase or sale. This prohibition does not apply to disclosures among such Persons in connection with their performance of duties for a Fund or other client.

1 However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not exempt (i.e., it must be pre-cleared and reported).

2 The definition of “client” shall not include participants in a wrap fee program or manager selection program for the purposes of the prohibitions set forth in Sections 3.a, 3.e and 3.g of this Code.

     c. The purchase and sale, or the sale and purchase, by an Access Person of the same Covered Security (other than a Fund) within thirty (30) calendar days and at a net profit is prohibited. This prohibition applies without regard to tax lot considerations3. Involuntary calls of an option written by an Access Person are excluded; however, purchases and sales of options occurring within 30 days resulting in profits are prohibited. Profits from trading within any 30-day period will require disgorgement. For purposes of counting the 30 days, multiple transactions in the same Covered Security will be counted in such a manner as to produce the shortest time period between transactions. This prohibition includes short sales. Sales at original purchase price or at a loss are not prohibited. All other exceptions require advance written approval from the CCO (or designee). Access Persons are responsible for ensuring that the 30-day rule is observed when preclearance requests are made. d. Purchases of the Funds, other than the William Blair Ready Reserves Fund and the William Blair fixed income Funds, are required to be held by Access Persons at least sixty (60) calendar days.4 This prohibition applies without regard to tax lot considerations and without regard to profitability. Profits from any sale before the 60-day period expires will require disgorgement. Any applicable redemption fees will also apply. Any exceptions require advance written approval from the CCO (or designee). e. No Access Person may trade in a Covered Security (other than a Fund) if a client order for that security is open except where an open client limit order is away from the current market price at the time the Access Person’s order is received. f. No Access Person may trade a Covered Security (other than a Fund) for two (2) business days from the time William Blair initiates coverage or changes a rating of a Covered Security, or otherwise has a Covered Security under review. If the announcement of the initiation of coverage, rating change or other review of a Covered Security occurs after the opening of the market on a given day, the security will be restricted for the remainder of that trading day plus the following 2 business days. g. No Access Person who is a member of a portfolio management team may trade in a Covered Security within 7 calendar days prior to any of the advisory or discretionary clients of that portfolio management team in that same security. Further, no member of that portfolio management team may trade a Covered Security in the opposite direction of a client within two (2) business days after any of the clients of that portfolio management team. However, unless restricted by other sections of this Code of Ethics, a trade by the portfolio management team may immediately follow the client trade so long as the portfolio management team trade is consistent with the client trade (i.e. the trades for both the client and the member of the portfolio management team are both buys or both sells). h. No Access Person may accept or give any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of a Fund or other client. For purposes of this Code, de minimus is defined, as reasonable and customary business entertainment, such as lunch, dinner or tickets to sporting or cultural events, but does not include

[3]	Multiple purchases (or short sales) within the preceding 30 days will be averaged to determine if there is a profit
[4]	Purchases of the Funds made pursuant to an automatic investment plan are also exempt.

trips or similar activities. Any solicitation of gifts or entertainment is unprofessional and is strictly prohibited. i. No Access Person may personally or beneficially acquire for his or her account any security in an Initial Public Offering.

     j. No Access Person may personally or beneficially acquire any security described by an underwriter as a “hot issue” public offering or “new issue”.

     k. No Access Person may purchase any security offered in a Limited Offering without prior approval from the Compliance Department. Consideration will take into account whether or not the investment opportunity should be reserved for a Fund.

     l. No Access Person may purchase foreign Covered Securities without prior approval from the Supervisory Committee. This restriction does not apply to Access Persons residing abroad so long as all other restrictions and reporting requirements set forth herein are followed.

     m. No Access Person may serve on Boards of Directors of publicly traded companies without prior authorization from the Supervisory Committee, which would base its determination upon whether the board service would be consistent with the interests of William Blair or the Funds.

     n. Notwithstanding the prohibitions set forth above in Sections 3.e, 3.f and 3.g, preclearance requests for transactions in individual securities contained in the Standard & Poor’s 500 Index, not to exceed 500 shares, will be approved unless they conflict with the 30-day short-term profit restriction in Section 3.c.

4. Reporting.

     a. Except as provided in Section 2 of the Code, each Access Person must report to the Supervisory Committee (or to such person as the Supervisory Committee may designate from time to time) the information described in Section 4.c of this Code with respect to any transaction in which the Access Person has, or by reason of such transaction acquires, any beneficial ownership.

     b. Except as provided in Section 2 of this Code, each Independent Trustee must report to the Supervisory Committee the information described in Section 4.c of this Code with respect to any transaction of which the Independent Trustee is aware in a Covered Security in which the Independent Trustee has, or by reason of such transaction acquires, any beneficial ownership if such Independent Trustee at the time of the transaction knew, or in the ordinary course of fulfilling the Independent Trustee’s official duties as a trustee of the Fund should have known, that, during the fifteen-day period immediately preceding or after the date of the transaction, the security was purchased or sold by a Fund, or was being considered for such purchase or sale.

     c. Every such required report must be made no later than thirty days after the end of the calendar quarter in which the transaction with respect to which the report relates is effected and must contain the following information:

i.	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date and number of shares, and the principal amount of each Covered Security involved;
ii.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
iii.	the price at which the transaction was effected;
iv.	the name of the broker, dealer, bank or other party with or through whom the transaction was effected; and
v.	the date of the report.

     d. Each Access Person shall arrange to have duplicate brokerage statements and confirmations for each account in which the Access Person has beneficial ownership sent directly to the Compliance Department and such other person(s) as may be designated by the Supervisory Committee from time to time. If a confirmation for the reporting Access Person’s transaction includes the required information, the form of report under 4.c may be a copy of the confirmation involved. e. Each Access Person will, no later than 30 days after the end of a calendar quarter, provide to the Supervisory Committee (or to such person as the Supervisory Committee may designate from time to time) a report with respect to accounts established with any broker during the quarter in which the Access Person has beneficial ownership. Such report will contain the name in which the account is maintained, the name of the broker, dealer or bank where the account was established, the date the account was established and the date the report is submitted. f. Access Persons who have obtained prior authorization to acquire securities in a Limited Offering, or who otherwise hold securities previously acquired in a Limited Offering, are required to disclose that investment in any subsequent consideration of a Fund of an investment in the private placement issuer. g. Each Access Person shall provide the Supervisory Committee with a schedule of all personal securities holdings upon commencement of employment (or upon becoming an Access Person) and annually thereafter. The initial report shall be made within 10 calendar days after commencement of employment (or upon becoming an Access Person) and shall include the following information (which information must be current as of a date no more than 45 days before the date the person becomes an Access Person). Annually thereafter, the report shall include the following information as of a date no more than 45 days prior to the date the report was submitted.

i.	the title, and as applicable the exchange ticker symbol or CUSIP numbers, number of shares and principal amount of each Covered Security in which such Access Person has any direct or indirect beneficial ownership;
ii.	the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of such Person, the name in which the account is maintained and the number of the account (or if no such account is maintained, a statement to that effect); and
iii.	the date the report is submitted by the Access Person.

     Annual reports shall be submitted within ten calendar days after the last day of each calendar year. Unless otherwise required by the Supervisory Committee, this obligation may be fulfilled by providing the Supervisory Committee with a copy of such Access Person’s brokerage account statements, provided that (1) such statements contain in the aggregate all of the information called for above and (2) that such Access Person indicates that he or she has reviewed the statements for accuracy and completeness by signing the copy of each statement submitted to the Supervisory Committee. h. Any report made pursuant to this Section 4 may contain a statement that the report may not be construed as an admission by the Access Person making the report that the Access Person has any beneficial ownership interest in the Covered Security to which the report relates. i. The CCO shall establish procedures to enforce this Code of Ethics and shall designate one or more persons who shall be responsible for reviewing the transaction and holding reports made pursuant to this Section 4. No member of the Compliance Department shall review his own reports and such reports shall be reviewed by a compliance or management person who is senior to such person.

     5. Maintenance of Securities Accounts and Preclearance of Personal Securities Transactions. a. All Securities Accounts in which an Access Person has beneficial ownership must be maintained at William Blair or another brokerage firm approved by the Compliance Department. Under limited circumstances, the Compliance Department may grant exceptions to this requirement upon written request from the Access Person. Any such request must be in writing and shall set forth in reasonable detail the facts and circumstances to support the request. b. All Access Persons must ‘preclear’ their personal purchases or sales of Covered Securities (other than Funds) prior to their execution with the person or persons designated by the Supervisory Committee to perform the preclearance function.5 All preclearance requests must be made between 9:00 a.m. (Central time) and the close of regular trading hours of the New

5 The Supervisory Committee currently has designated the CCO and the other members of the Compliance Department to pre-approve all transactions by Access Persons. Access persons are currently required to submit their preclearance requests, as well as the reports described in Section 4, via the Compliance 11 automated compliance monitoring system. The CCO, the other members of the Compliance Department and such other persons as may be designated by the CCO shall be responsible for administering Compliance11.

York Stock Exchange (which is generally 3:00 p.m. Central time) on each day when the Exchange is open. If authorization is granted, it is effective until the earlier of: (1) its revocation; or (2) the close of business of the same trading day that the authorization is granted. If the order for the transaction is not executed within that period, a new advance authorization must be obtained before the transaction is placed. c. Access Persons shall execute all transactions in Covered Securities subject to the reporting requirements of Section 4.a for an account in which the person has beneficial ownership through William Blair or another brokerage firm approved by the Compliance Department, unless an exemption is obtained from the Compliance Department.

6. Violations.

     Upon discovering a violation of this Code, William Blair shall impose the penalties described below upon Access Persons who are officers, principals or employees of William Blair. William Blair shall inform the Fund’s Board of Trustees of any discovered violations by members of the Fund’s Board of Trustees, and the Board of Trustees shall have the authority and power to discipline its members for such violations.

     Penalties against William Blair personnel will be assessed according to the following penalty chart.

Minor Offenses :
First minor offense – Verbal warning;
Second minor offense – Written notice;
Third minor offense – $1,000 fine to be donated to charity.[6]
offenses include (but are not limited to) the following: failure or late of quarterly transaction reports and other certifications, and pre-clearance request dates versus actual trade dates.
Substantive Offenses:
First substantive offense – Written notice (in addition to disgorgement of profits);
Second substantive offense - $1,000 fine (in addition to disgorgement of profits) to be donated to charity;
Third substantive offense – $2,500 fine (in addition to disgorgement of profits) to be donated to charity.
offenses include (but are not limited to) the following: violations the prohibitions described in Section 3 above, including but not limited to unauthorized purchase/sale of restricted investments, material violations of

6 All fines will be made payable to the “United Way” or the Access Person’s other charity of choice (reasonably acceptable to William Blair) and turned over to William Blair, which in turn will mail the donation check on behalf of the Access Person.

trading blackouts, failure to request trade pre-clearance, and violations of the short-term trading prohibitions.

• Serious Offenses

Trading with insider information and/or “front running” a client is considered a “serious offense”. William Blair will take appropriate steps, which may include suspension or termination of employment. The Fund’s board of trustees will be informed immediately of any serious offense.

     If a Minor or Substantive offense occurs two or more years after a prior such offense, it will be considered a first offense unless determined otherwise by the Supervisory Committee. William Blair may deviate from the penalties listed above where the Supervisory Committee determines that a more or less severe penalty is appropriate based on the specific circumstances of that situation. For instance, repeated minor or substantive offenses may result in suspension or termination.

     7. Miscellaneous. a. No knowledge or information regarding a Fund’s portfolio transactions will be imputed to an Independent Trustee by reason of a meeting of the Board of Trustees if the trustee did not attend the portion of the meeting at which the information was discussed. b. No report is required under Section 4.c of this Code to the extent that the information therein would duplicate information recorded under subsections 12 or 13 of Rule 204-2(a) under the Investment Advisers Act of 1940, provided that such information shall be provided automatically to the Supervisory Committee. c. Covered Securities, and transactions in Covered Securities, may be exempted (individually or by class) from Section 3.a hereof by the Supervisory Committee on a finding that the purchase or sale involved is only remotely potentially harmful to the Fund or other client because, e.g., the purchase or sale would be very unlikely to affect a highly institutional market. The Supervisory Committee may also exempt the sale of a Covered Security by an Access Person under unusual circumstances, such as a personal financial emergency, which shall be reported to the Board of Trustees of the Fund as part of the annual report on the Code of Ethics. d. The fact that a Covered Security has been the subject of a formal or informal research report shall not, in and of itself, indicate that the Covered Security is under consideration for purchase or sale. For purposes hereof, it shall not be considered that any Access Person knew or should have known, that a Covered Security was under consideration for purchase or sale, or that the Covered Security had been purchased or sold, solely on the basis of receipt of a research report thereon. e. No Covered Security purchase or sale by an Access Person will prevent the President (or other person controlling investments) from purchasing or selling the Covered Security for a Fund or other client.

     f. William Blair and the Funds shall submit this Code to the Board ofTrustees of the Funds for approval within the time frames required by Rule 17j- 1 of the Investment Company Act of 1940. Any material changes to this Code shall be submitted to such Board within six months of such change. g. On an annual basis, William Blair and the Funds shall provide a written report that summarizes existing procedures concerning personal investing and any additional procedures adopted during the year; describes any material issues arising under the Code or such procedures since the last report, including but not limited to any material violations of the Code or such procedures and any sanctions imposed in response thereto; identifies material conflicts that arose during the year; and identifies any recommended changes in restrictions or procedures based upon the companies’ experience under this Code, evolving industry practices, or developments in applicable law or regulations. Such report must include any certification required by Rule 17j-l. h. William Blair shall maintain all records required to be kept under Rule 17j-l and Rule 204-2 on its own behalf and on behalf of the Funds.

AMENDED: May 9, 2007, February 18, 2010, April 29, 2014 and July 1, 2015

trading, This policy which memorandum is an enforcement is intended priority to provide of the Securities information and and Exchange guidance Commission concerning and thethe restrictions Department on insider of Justice. It L.L.C. also(collectively explains policies “William adopted Blair”) byto William prevent Blair fraudulent and Company, or deceptive L.L.C. and practices William relating Blair Investment to trading on Management, material, non-information") public information is prohibited ("insiderand trading"). contrary Trading to William in securities Blair policy. on the The basis penalties of material, for insider non-public trading information can be ("inside employment considerable,and including permanent loss of bar profits fromplus the securities treble damages, industry. criminal This policy sanctions applies including to all associates incarceration, of William loss ofBlair. Specific departments of William Blair may have insider trading policies that supplement this policy.

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The Blairforegoing has adopted is just theafollowing synopsis guidelines of the insider which trading are designed prohibition. to prevent Becauseviolations the law inof this thearea insider is complex, trading rules. William

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WilliamW Blair ILLIAM may be LAIR deemed anIinsider when it comes into possession of inside information through its various information activities such from as investment a company banking officer, director and research. or employee. Research In addition, analysts may the intention become insiders to update upon or downgrade receiving inside a to research anyone recommendation outside the Research might Department be material(and information in some and instances should to not some be disclosed, within theprior Research to public Department) dissemination, unless there is a need to know the information. engagement. William client decides Blair will to engage remain another an insider investment as long as banking it has inside firm or information, whether William regardless Blairwhether declines the to accept prospective the proposed banking SEC Regulation FD FD governs ISCLOSURE the release by public companies of information that may reasonably be expected to affect public the market companies, price ofitsecurities is equallyissued important by the for public employees company. of William While Blair obligations to be aware underof the the Regulation requirements fall primarily and to act on appropriately if an employee becomes privy to inside information about the company. reasonably The goal of the likely Regulation to affect the is to market createprice a "level of a playing security field" is released so that the simultaneously dissemination to of allinformation investors. Inthat general, is the issuer, prohibited its executive from selectively officers,disclosing directors,material, investor relations nonpublic personnel information or other to securities employees analysts, with similar to otherduties securities are professionals, information. The or to Regulation a shareholder requires when action it is foreseeable by the issuer that if there a recipient is intentional of suchor information unintentional willselective trade on disclosure the of such information.

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You TEPS must OU takeAN theTfollowingP steps RESERVE to preserve Cthe confidentiality ofFinside ATERIAL information:PUBLIC INFORMATION to Material know"inside basis inside information or outside should William be communicated Blair. Before only suchwhen information there exists is communicated a justifiable reason to persons to do within so onWilliam a "need Blair, Compliance. your department, or another person you believe needs to know, contact your department manager or place Do not where discuss you confidential can be overheard. matters especially in elevators, hallways, restaurants, airplanes, taxicabs or any other computer Do not leave terminal sensitive without memoranda exiting on theyour file in desk which or in you other were places working. where they can be read by others. Do not leave a carry Do not confidential read confidential documents documents in an exposed in public manner. places or discard them where they can be retrieved by others. Do not On drafts of sensitive documents use code names or delete names to avoid identification of participants.

Do not discuss confidential business information with spouses, other relatives or friends. proscribing Avoid even the insider appearance trading can of impropriety. change. Since Serious it is often repercussions difficult to may determine followwhat from constitutes insider trading insider andtrading, the law you should consult with Compliance whenever you have questions about this subject.

William OBlairSpolicy ECURITIES is to require RAINING all employees to maintain their securities accounts at William Blair except with the Compliance approval of Compliance. immediately. IfThis you includes have an account outside accounts outside ofin William which you Blair have anda have financial not already interest done or direct so, please the trading. advise William ONCLUSION Blair has a vital interest in its reputation, the reputation of its associates, and in the integrity of the preventing securities markets. insider trading Insider and trading to punishing would destroy any employee that reputation who engages and integrity. in this practice Williamor Blair fails isto committed comply with to the above Blair'ssteps compliance designed efforts to preserve and must confidentiality be adhered to. of inside information. These procedures are a vital part of William

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CMP_v1 (Amended: December 2014)

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“William Employees Blair”) of William may not Blair engage & Company, in private L.L.C. placements and William of securities Blair Investment transactions Management, (as defined L.L.C. by FINRA), (collectively without prior compensation notice to paid the Firm, for effecting or recommend the transaction. private securities Private securities transactions transactions to clients,are whether defined orby not FINRA thereas is any (sometimes securities transaction referred to outside as “selling the regular away”).course This does or scope not include of an employee’s outside securities employment accounts withapproved William Blair by William personal Blair, transactions transactions with inimmediate investment family company members and variable where the annuity employee securities. receives no selling compensation, and need Please not note be that disclosed. private placements effected through Wilblairco, and investments made through William Blair Select All Compliance employees Department, that participate as well in as private your Department placements must Manager. disclose them and must have them approved by the Employees making private placements may not; • exercise any management control or authority over the entity; • conduct William Blair any business resources onto behalf conduct of the business Company on behalf on William of theBlair Company; premises, or use any • recommend introduce investors an investment or potential in the investors Company to to the any Company William unless Blair clients; the employee receives

     • William Blair prior to the act; permission from • mean receive compensation selling compensation paid directly in connection or indirectly with from anywhatever investment source in the inCompany. connection (Selling with or compensation as a result ofshall the purchase to acquireor securities; sale of a security, rights of including, participation though in profits, not limited tax benefits, to, commissions; or dissolution finder’s proceeds, fees; securities as a general or rights partner or otherwise; or expense reimbursements.); • distribute any offering documents to a potential investor in the Company • accept or receive any subscription payment from an investor in the Company; accept Company;receive any subscription agreement, indication • or of interest or otherwise from an investor of the • represent recommended, in any and/or manner supported that the employee’s by William Blair. involvement with the Company, as described above, is endorsed, up Employees to and including that fail to termination limit theirof activities my employment, to the conditions by William disclosed Blair and may /or beregulatory subject to possible agencies. disciplinary action,

CONFIDENTIAL
Internal Use Only

CMP_v1 (Amended: December 2014)

WILLIAM BLAIR INVESTMENT MANAGEMENT, LLC

GIFTS & ENTERTAINMENT POLICIES & PROCEDURES

I. General Principle

During the regular course of business, principals and employees of William Blair Investment Management, LLC (“WBIM”) may occasionally engage in the giving and/or receiving of gifts and entertainment. The purpose of such entertainment and gifts is a common business practice to create goodwill and sound working relationships. However, principals and employees should never give nor receive gifts and entertainment for the purpose of gaining an advantage or as reciprocation for favors related to business activities. Therefore, WBIM has adopted these Policies and Procedures, which apply to all Access Persons under the WBIM Code of Ethics.

II. Policies and Procedures

Gifts. On occasion, because of an Access Person’s position with WBIM, the Access Person may be offered, or may receive, gifts from Clients1, Securities Firms2, vendors or other persons not affiliated with WBIM. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer (“CCO”). Gifts with an aggregate value that does not exceed $100 per calendar year may be accepted from any one single giver.

Likewise, Access Persons may not give any gift(s) with a value in excess of $100 per year to any Client, Securities Firm or vendor. Gifts must be aggregated per person. For example, if two Access Persons each provide a gift to the same Client, the value of the two gifts must be aggregated.

In order to calculate the value of each gift, the greater of the retail value or current market value will be used.

Prohibited Gifts. The giving or receiving of any gifts to or from any one person with an aggregate value exceeding $100 is strictly prohibited. Access Persons receiving such gifts should refuse or return it. If it would be inappropriate to refuse or return a gift, the Access Person may, alternatively, donate the gift to an appropriate charitable organization.

Exceptions. Promotional items of a de minimis value (e.g., logo merchandise, pens, and mugs) with a value that does not exceed $25 may be given or accepted and are not subject to the reporting requirements described below. Further, the CCO may, from time to time, identify certain items that may be excluded from reporting, such as the receipt of food items shared with other members of the firm and consumed on the firm’s premises.

Entertainment. Customary business lunches, dinners and entertainment at which both the Access Person and the giver are present (e.g., sporting or cultural events) may be accepted from Clients, Securities Firms or vendors so long as participation in such entertainment is neither so frequent nor so extravagant as to raise any question of propriety.

1 For purposes of these Policies and Procedures, “Client” or “Clients” shall include client(s) or prospective client(s) of William Blair, or such persons’ employees, agents or representatives (e.g. consultants, attorneys, accountants, etc.).

2 For purposes of these Policies and Procedures, “Securities Firm” or “Securities Firms” shall include broker-dealers, investment management firms, custodians, transfer agents, investment research providers, securities exchanges and alternative trading networks, or any person associated with such entities.

Access Persons may provide reasonable entertainment to Clients, Securities Firms or vendors provided that both the Access Person and the recipient are present and there is a business purpose for the entertainment.

Note: If the host is not present, then the meal or entertainment (theater, sporting event, etc.) must be considered to be a gift and will be subject to the gift limits discussed above. For example, if an Access Person gives tickets to a client and the Access Person does not attend the event, it is considered a gift. The same rule applies if an Access Person receives the tickets from a vendor and the vendor does not attend the event.

Exceptions. Meals and beverages provided during in-office meetings with Clients, Securities Firms or vendors, or meals and beverages generally made available in connection with a business conference, are acceptable and are not subject to the reporting requirements described below. The CCO may, from time to time, identify additional items that may be excluded from reporting.

It is the Access Person’s responsibility to exercise good judgment when accepting or giving gifts and entertainment. If there is any doubt about the appropriateness of a particular gift or entertainment, Access Persons should consult the CCO.

ERISA and Public Fund Clients. Access Persons are prohibited from providing gifts to, or receiving gifts from, any fiduciary with respect to a Client that is subject to the Employee Retirement Income Security Act of 1974, as amended. Also, state and local laws often prohibit or restrict gifts and entertainment to public fund officials and Access Persons must adhere to such restrictions. Additionally, the Department of Labor requires gifts and entertainment in excess of $250 per year to Taft-Hartley officials to be reported on an annual basis. Before exceeding this amount with respect to Taft-Hartley officials, Access Persons must consult the CCO.

Client Gift and Business Entertainment Policies. Clients may have internal policies relating to gifts or entertainment. If a Client has notified WBIM of its gift or entertainment policy, then Access Persons must consider that gift or entertainment policy in providing gifts or entertainment to that Client. Further, when conducting business in other countries, an Access Person must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments.

Solicitation of Gifts or Entertainment. Any solicitation of gifts or entertainment is unprofessional and is strictly prohibited. Any gift or entertainment given or received as an inducement to or reward for any particular business decision is also prohibited.

Reporting Requirements and Procedures. Access Persons are required to report any gifts or entertainment they receive or provide within 30 days3 of the event. Reporting is done by submitting a disclosure form via the Compliance11 system or via other forms as may be permitted from time to time by IM Compliance. Access Persons will be required to certify annually that they have accurately reported any and all gifts and entertainment they have received and/or provided.

3 There may be circumstances in which meeting this deadline may not be practical due to, for example, business travel. In such circumstances, the Access Person is expected to provide any required report as soon as he or she is reasonably able to do so.

III. Administration and Review

WBIM’s CCO is responsible for administering these policies and procedures.

On an annual basis and at such other times as the CCO deems appropriate, the CCO will review (or oversee the review of) these policies and procedures for (i) their adequacy and (ii) the effectiveness of their implementation. Events that might trigger off-anniversary reviews include (i) significant compliance events, (ii) material changes in business arrangements, and (iii) relevant regulatory developments.

Adopted: December 5, 2014

William Blair Investment Management, LLC

Political Contributions Policies and Procedures

I. Introduction.

Pursuant to the Federal securities laws as well various state and local rules and regulations, William Blair Investment Management, LLC in its capacity as a registered investment adviser (“WBIM”), and certain of its principals and employees (“Covered Associates”) are restricted in making political contributions to certain candidates or elected Officials of a Government Entity (as defined below), as well as certain other related activities. These policies and procedures set forth the applicable rules and guidelines for political contributions by Covered Associates.

II. Definitions.

“Contribution” means a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election. This includes amounts given to individual political candidates as well as certain political action committees and other similar organizations. It also includes transition or inaugural expenses incurred by a successful candidate for state or local office.

“Covered Associate” means (i) any WBIM principal or executive officer, or other individual with a similar status or function; (ii) any WBIM employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by WBIM or by any of its Covered Associates. For purposes of this Policy, all Access Persons as defined in the WBIM Code of Ethics constitute Covered Associates.

“Government Entity” means all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds, including participant-directed plans such as 403(b), 457, and 529 plans.

“Official of a Government Entity” means an incumbent, candidate or successful candidate for elective office of a Government Entity if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser.

III. Policies and Procedures.

General Policy. Covered Associates may not make political contributions for the purpose of seeking to obtain or retain business with Governmental Entities. While this policy is not intended to infringe on or restrict the political or civil rights of any WBIM employee, political contributions by such persons can easily be misconstrued as an attempt to curry favor, particularly if the contribution is made to a political candidate: (i) for whom the WBIM employee cannot vote; or (ii) who does not reside in or represent a district where a WBIM office is located. Therefore, WBIM has adopted these Policies and Procedures, which apply to all Access Persons under the WBIM Code of Ethics.

Reporting Requirements and Procedures. Covered Associates are strongly encouraged to report any proposed political contributions to the IM Legal and Compliance Department (“IM Compliance”) in advance of making any such contributions. Covered Associates must report all political contributions they have made within 10 days of the contribution via the Compliance11 system or via other forms as may be permitted from time to time by IM Compliance. Access Persons will be required to certify at least annually that they have accurately reported any and all political contributions they were required to report.

Contribution Limits. No Covered Associate shall make any political contribution to any Official of a Government Entity unless the Covered Associate is entitled to vote for such Official of a Government Entity without prior approval from IM Compliance. If a Covered Associate is entitled to vote for an Official of a Government Entity, the maximum contribution to such Official of a Government Entity is limited to $250 per election unless approved in advance by IM Compliance.

“Look Back” Period for Covered Associates. No individual may become a Covered Associate if such individual has made a contribution to any Official of a Government Entity in excess of the limits described above (or, in the event the individual’s prior employer has established a higher limit, which limit is in compliance with Section 206(4)-5 under the Investment Advisers Act of 1940, or any regulation or guidance issued thereunder, in excess of such higher limit) less than two years (or, pursuant to the exception described below for non-solicitors, six months) prior to the individual becoming a Covered Associate. The “look back” period will be:

  two years for any individual who becomes a Covered Associate and solicits clients on behalf of William Blair; and
  six months for any individual who becomes a Covered Associate and does not solicit clients on behalf of William Blair.

This section will apply to any individual who becomes a covered associate, including a current employee who is transferred or promoted to a position covered by the rule. For purposes of this policy, the term “solicit”, with respect to investment advisory services, means to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, William Blair.

Coordinating or Soliciting Political Contributions. No Covered Associate shall solicit a contribution, or coordinate the solicitation of contributions to, any Official of a Government Entity. Soliciting or coordinating the solicitation of political contributions includes “bundling” of contributions from individuals not considered Covered Associates. You should consult with IM Compliance prior to engaging in activity that could constitute solicitation activities.

Use of Placement Agents. No Covered Associate shall pay any third-party placement agent, solicitor, finder or similar third party to solicit a government plan unless such third party is an SEC Registered broker-dealer or investment adviser that is subject to policies and procedures restricting political contributions. A Covered Associate should contact IM Compliance for approval prior to engaging the services of any such third party.

Use of WBIM Resources. No Covered Associate may utilize WBIM’s resources (including, but not limited to, printing supplies, email or other computer systems) or incur expenses to be paid by WBIM in connection with work performed on behalf of a candidate for public office or anyone in a position to exert influence over a candidate for public office.

Use of WBIM’s Name. WBIM’s name should not appear on any fundraising literature for a candidate for public office without the prior written approval of IM Compliance.

IV. Administration and Review.

WBIM’s CCO is responsible for administering these policies and procedures. On an annual basis and at such other times as the CCO deems appropriate, the CCO will review (or oversee the review of) these policies and procedures for (i) their adequacy and (ii) the effectiveness of their implementation. Events that might trigger off-anniversary reviews include: (i) significant compliance events; (ii) material changes in business arrangements; and (iii) relevant regulatory developments.

Adopted: December 5, 2014

William employees Blair may & Company, not be employed L.L.C. and by, or William accept Blair compensation Investment from, Management, any person, L.L.C. partnership, (collectively corporation, “William Blair) non-profit activity. organization, The employee’s or municipality supervisor without will disclosing approveto or the disapprove Compliance theDepartment, outside business in writing, activity prior and,to if engaging approval in is such given, disapproval. note any An limitations employee in engaged writing. inThe an activity Compliance outside Department the normal will course notify ofthe hisemployee or her employment in writing may of approval not or William represent Blair that perform the outside or conduct business any activity outside is business endorsed, activity recommended, on William underwritten Blair premises, or otherwise or use the supported firm’s offices, by Committee. telephones, organizations. or Employees stationery may for not charitable offer William or civicBlair purposes services without in lieu the of approval cash donations of the William to charitable Blairor Executive civic policies SEC regulators requirerequire that allmonitoring employees disclose of potential to the conflicts firm their of interest. “outside Inbusiness addition, activities.” FINRA rules The and types William of activities Blair that must be disclosed include the following:

• Any position as a director or officer of a public or private company;

• Any financial interest in, or affiliation with, a business enterprise other than William Blair.

     • performed. including Any arrangement consulting by fees, which referral compensation fees, salary is received or wages from for part-time a business employment enterprise other or fees than forWilliam servicesBlair, The following activities do not need to be disclosed: A or as a director or officer of a charitable • position organization, if no compensation is received from that entity;

• Church-related activities for which no compensation is received.

CONFIDENTIAL
Internal Use Only

CMP_v1 (Amended: December 2014)

Policy on Electronic Communication

I. E-mail nd Int rn t Commu ica

. E-mail No Blair Exp tomessages others. Employees and Internet should W communications not use the firm’s a areor subject Electronic to ter access Communications and review by Systems William to Blair transmit andany maye-mail be disclosed or Internet by William communications Technology Departments, they would monitors not want e-mail readand by aInternet third party. communications William Blair,for through purposes its Administration, of systems administration Compliance and and to Information ensure created, compliance stored, with sent, various or received industry via regulations. the firm’s Such computer monitoring network. may Internet include sites the use visited of automated by users are software also monitored to screenwith material automated software. Although William Blair does not monitor every e-mail and Internet communication, it has the technical capability to do so.

William content of Blair e-mail reserves and Internet the right communications, to monitor all aspects and may of its doElectronic so without Communication the prior consent Systems, of the sender including or recipient. but not limited No employee to the Electronic should have Communication any expectation Systems. of privacy Users with expressly respect to waive e-mail any and right Internet of privacy communications in anything they sentcreate, or received store,via send William or receive Blair’s via

William Blair’s computer network or Electronic Communications Systems.

William confidentiality Blair has of William established Blaircertain information safeguards contained to protect within the the integrity variousof systems. the Electronic However, Communication the limitations Systems of electronic and the to communication transmit confidential systemsinformation. are such that employees should exercise great caution when using the Electronic Communication Systems Security Internet is issues not aare secure especially systemrelevant under William in communicating Blair’s control with orthose the addressee’s outside William control. Blair Therefore, through e-mail care should or thebe Internet. taken inThe determining offensive materials whether from to transmit being brought information into the orWilliam documents Blairover network the Internet from the and Internet. to prevent computer viruses and unlawful or to Employees or received must byalso otherbe employees. aware thatEmployees they are expected must consider not to obtain, all e-mail or to sent attempt to, or received to obtain,by, any other unauthorized employeesaccess to be confidential to e-mail sent and to be read only by, or at the direction of, the intended recipient, except as otherwise authorized by William Blair.

. hard Employees copy or should electronic recognize form that and-may information be retransmitted sent or received to others. viaAs the aElectronic result, employees Communication should apply Systems to e-mail can be and retained Internet in communications formats. As with communications the same standards in other with respect media, e-mail to content, and Internet quality and communications tone that theymay would be apply subject toto communications discovery in litigation in other an involving employee William would Blair. be unhappy Adaptingto an see old printed “rule of in thumb” the newspaper to the electronic should probably age, any e-mail not be or sent Internet through communication any Electronicthat Communication Systems.

William personalBlair communications. Electronic Communication Improper uses Systems of the Electronic should beCommunication utilized for business Systems purposes with respect and should to e-mail not be and used Internet for improper communications include, but are not limited to, the following: • Sending or to other or personnel, posting a message such as that messages may reasonably that include be sexually considered explicit offensive, material, obscene, comments, in bad cartoons, taste or disruptive images or jokes; to the messages recipient racial that include slurs; messages romantic or that sexual include propositions age or gender or love specific letters; comments; messagesorthat messages includethat profanity; would offend messages someone that include on theethnic basis of or age, conviction sex, race, record; color, sexual orientation, marital status, creed, religious beliefs, ancestry, national origin, disability, or arrest or • • Sending Sending or or posting posting aa message message that that is would libelous, violate defamatory any applicable or abusive; federal or state laws, any rules or regulations promulgated by • the Sending Securities an e-mail and in Exchange violation Commission, of the Information self-regulatory Securityorganizations Policy; or any William Blair policy; • • Sending Sending an confidential unencrypted information e-mail that to acontains person e-mail a Socialaccount; Security Number; • written Sendingagreement confidential ininformation place; to a third party outside of the company except to parties with whom William Blair has a • • Sending and Sending or or posting posting messages copyrighted containing materialconfidential in violation of information, law; such as Social Security Number or non-public company data; • Sending or posting a message that is likely to result in the recipient’s loss of work; sending any chain letter or forged message

Policy on Electronic Communication | April 2015

William Blair & Company | 222 West Adams Street | Chicago, IL 60606 | Pg 1

knowingly (i.e., a message interfere that has withbeen the work tampered of others withor socause that itunnecessary appears to have congestion been sent of the by someone network.else); or any other use that would

Systems, While William it expects Blairany recognizes employee that who noreceives one can an completely improper control message messages throughreceived such systems through to delete its Electronic the message Communication and not retransmit through theitElectronic to others. Communication Should an excessive Systems, number William of personal Blair expects messages such oremployee improperto messages cooperate bewith received the firm by an toemployee stop the transmission by them. of such messages. All e-mail users are responsible for their e-mail use and will be held accountable for e-mail sent

William . and internet tio Blaircommunications is-subject Me to record-keeping to the by same obligations extent as they under would ne SECto and paper selfdocuments. regulatory organizations Employees may rules. delete These e-mails rulesfrom apply Microsoft to e-mail During Outlook,that butperiod, the Firm any archives e-mail,all whether e-mailor communications not an employee during has deleted the applicable it from Outlook, regulatory is subject retention to period retrieval ofand at least review fiveby (5)the years.

Firm, by any regulator, and pursuant to appropriate civil or criminal subpoena.

It . business isgimperative communications, thatder all employees whether beinaware the traditional of the manner written in which formatWilliam or in electronic Blair satisfies format. its regulatory responsibility to supervise Under to review thecorrespondence rules of the Securities with customers and Exchange that Commission involves the solicitation and self regulatory of securities organizations, or investment William banking Blairbusiness. has an obligation Electronic communications forms of communication are included in mind, in the continue definition to apply of “correspondence.” to electronic forms Theas rules well.of supervision, originally written with traditional registered As such, allprincipal. communications Department withmanagers William Blair andcustomers, members of whether the Compliance in written Department or electronic have form, been are designated subject to to review review of such a Blair communications, has developed including a system letters, to supervise faxes and employees’ e-mails. All useemployees of e-mailsshould transmitted be aware through that,the as required Internet.by Allapplicable such transmissions, rules, William contain whetherproblematic incoming ormaterial outgoing, may arebe routed quarantined throughelectronically. filtering software Suchand messages screened will for be appropriate reviewed by content. appropriate Messages members that of the Compliance transmissions Department. will be retained Quarantined in accordance messages with will industry be released, rules. if appropriate, or returned to the sender if inappropriate. All . William linked toBlair its computer is mmunica not in a network position Only ortofrom monitor other e-mail sources mcommunications outside the office. originated All William fromBlair home business computers, e-mail laptop communications computers not must laptop originate computers from computers not linked or to e-mail the William addresses Blair onnetwork the William or eBlair mailnetwork. addressesBusiness outside the communications William Blairusing network home arecomputers, prohibited. In standard addition, personal applies toe-mail text messages. boxes maintained Text messages by employees are considered may nota be form accessed of written using communication. William Blair’sBusiness computer related network. textThe messages same MUST originate from a phone number linked to the William Blair network.

Because policy may sending resultor inreceiving disciplinary business action,e-mail including or text a fine. messages Further, outside the Firm themay William request Blair that network the employee is prohibited, make the violation computer of this employee’s or cell phone expense. from which out of network business communications have been made available for forensic testing, at the

II. Voice ai Comm nicat ons

. Employees retransmitted should to third recognize partiesthat and en atransferred voicemail Voic message, to another asstorage with other medium. electronic communications, may be retained by the recipient, reserves Althoughthe William right Blair to monitor does not voicemail routinely and monitor may dovoicemail so without messages, the priorit consent has theof technical the sender capability or the recipient. to do so. William No employee Blair using

Users voicemail expressly shouldwaive haveany anyright expectation of privacy of privacy in anything withthey respect create, to voicemails store, sendsent or receive or received via William via William Blair’s Blair’s voicemail voicemail system. system.

. Voicemail Employees n should should Improp be recognize utilizedsfor that f business voicemail communications messages will be and retained should in not the besystem used for if improper the recipient personal of the communications. message determines that and the message tone thatshould they would be retained. apply to As communications a result, employees in other should formats. apply As to voicemail with e-mail similar and Internet standards communications, with respect tovoicemail content, quality may be subject to discovery in litigation involving William Blair.

Policy on Electronic Communication | April 2015

William Blair & Company | 222 West Adams Street | Chicago, IL 60606 | Pg 2

William . a certainBlair’s period Vo voicemail of time after system the is message designed has lliam tobeen automatically listened rsonn to, delete even any if the voicemail messagemessage has beeninsaved an employee’s by the employee. voicemail As box with after e This mail,is employees intended to should lessen check the possibility voicemail messages that a voicemail, frequently although and not appropriate retain unnecessary at the time messages it was sent, formay extended at a later periods timeofbe time. voicemail misinterpreted system. or taken out of context. This will also help to maintain the performance and efficiency of William Blair’s Notwithstanding Exchange Commission the foregoing, and self-regulatory employeesorganization must be aware rules. of the These record-keeping rules may apply obligations to voicemail of William messages Blairto under the same Securities extent and as voicemail they would message to documents should beon transcribed paper. If a and voicemail the copy message filed inisthe required same manner to be retained as a paper pursuant document to such would rules, be.a The hard hard copy copy of the voicemail should contain message sufficient and the identification name(s) of the of the person(s) date thereceiving voicemail the message voicemail wasmessage. sent, theSimilarly, name(s) of if an theemployee person(s)needs sending to retain the a voicemail message for other record keeping purposes, a printed copy of the message should be made and filed appropriately.

Users . performance areipermitted of their ofaccess jobs. At chno toall William times,R Blair’s users our have computer the responsibility systems andto Electronic use William Communications Blair’s technology Systems resources to assist inthem a professional, in the ethical and lawful manner. Use of the firm’s technology resources is a privilege that may be revoked at any time.

. William Employees Blair’s net should technology not waste resources computer include, resources but are or unfairly not limited monopolize to, the following: resources to the exclusion of others. Improper uses of • • Engaging Spending in excessive on-line amounts “chat” groups; of time on the Internet; • • Sending Subscribing mass tomailings nonbusiness-related (messages such listservers as jokesor sent mailing to a number lists; of recipients) without any legitimate business purpose; • specified Sending chain number e-mail of others); (messages sent to a number of people, asking each recipient to send copies with the same request to a • • Creating Downloading Web Internet pages to service offer personal provider orsoftware businessto information; send and receive correspondence outside the William Blair network; • • Playing Listening games; to music or or radio stations via the Internet; • Otherwise creating unnecessary network traffic.

Because the business audio, of video William and Blair. picture files require significant storage space, such files may not be downloaded unless they are related to

The for William Internet Blair, can be as a follows: powerful tool for conducting business. Improper use of the Internet, however, can result in potential problems • firm Liability. for defamation, Material and harassment, messages sent andto, copyright or received infringement, from, the Internet invasionby ofemployees privacy or discrimination. may give rise to liability on the part of the • Increased reasons, messages Costs. Internet received access fromis nonbusiness not withoutrelated cost. Non mailing business-related lists, and using usescreen of the Internet, savers that such are as constantly browsing updated for personal adverse through impact the Internet on the toresponse display news time or forsports-related other employees information attempting consume to use the internal Internet computing or BlairPort resources for legitimate and can business- have an • Loss related of Productivity. activities. Nonbusiness-related use of the Internet consumes time, as well as valuable computing resources.

Employees examines the should addresses be aware of Websites that monitoring visited, the software types of is available files transferred to identify (text, how graphic employees or audio), are using search the engines Internet. used The and software searches software performed, can Internet identifyprotocols employees used accessing (FTP, HTTP, the Internet, SMTP), and andthe thee-mail date, time addresses and duration to which of messages the access. are William sent. In Blair addition, & Company the the reserves Internet. the right to utilize Internet monitoring software at any time and may do so without the prior consent of employees using

Much . law. Installa These of thelicenses software orpyin on copyrights William Softw Blair’s restrictNetwork our right lliam was to make purchased copiesunder of thelicensing softwareagreements and, in someorcases, is protected restrictby thefederal ways in copyright which systems the software without can the be used. priorEmployees written approval may not ofmake the Information copies of any Technology licensed or Department. copyrighted software from William Blair’s computer The not be Information downloaded Technology from the Internet Department without mustthe also prior approve approval the installation of the Information of any new Technology softwareDepartment. on employees’ PCs. Software may

Policy on Electronic Communication | April 2015

William Blair & Company | 222 West Adams Street | Chicago, IL 60606 | Pg 3

All . includes printer connections connections for toemployee-owned William Blair’s network printers. must be approved in advance by the Information Technology Department. This Responsibility . computer system. and for passwords. Individual FOB passwords Employeesshould are responsible not be printed, for safeguarding stored online their or given passwords to others. and key Employees fobs forare access responsible to William forBlair’s all transactions without the express effectedconsent using their of the passwords. password’s Noowner. employee may access the computer system using another employee’s password, Passwords messages does do not notimply implyprivacy. that employees Use of passwords have an expectation to gain access of privacy to William in material Blair’s computer they create system or receive or toon encode the computer particularsystems files or and that material may be accessed by the firm.

Failure . be treated ions by any as aWilliam seriousct breach Blair onic employee of William unic to adhere Blair policy. to William Such aBlair’s breach Electronic may result Communication in disciplinary Systems action and Policy, could aseven set forth result herein, in dismissal. will Lesser may include disciplinary the loss measures of e-mailmay or Internet also beprivileges taken by William on a temporary Blair in the or permanent event of an basis. employee’s breach of this policy. Lesser sanctions

Policy on Electronic Communication | April 2015

William Blair & Company | 222 West Adams Street | Chicago, IL 60606 | Pg 4

Employees these events are require obligated reporting to immediately to regulators. notify Compliance if they become subject to any of the following. Some of

• An felony arrest, or misdemeanor indictment, arraignment, (other than misdemeanor conviction, pleading traffic guilty offenses) or no contest to any • complaint, A customercivil complaint litigation, (securities or arbitration) or commodities including a written or oral

• An A bankruptcy investigation proceeding or

• agency, or financial finding business ofor a violation professional by aorganization securities regulator, such as a government bar association • commodities, A temporary or insurance, permanent or injunction banking matters issued by any court and involving securities,

CONFIDENTIAL
Internal Use Only

Criminal Complaints Policy | December 2014

222 West Adams Street | Chicago, IL 60606 | williamblair.com